EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Third Quarter Results

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Generated net earnings of $28 million, or $0.04 per diluted share, and net earnings before special items of $35 million, or $0.05 per diluted share
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Achieved Adjusted EBITDA of $236 million
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Completed $125 million of share repurchase year-to-date through third quarter
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Completed previously announced timberland acquisitions in Alabama

SEATTLE, October 24, 2024 – Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $28 million, or 4 cents per diluted share, on net sales of $1.7 billion. This compares with net earnings of $239 million, or 33 cents per diluted share, on net sales of $2.0 billion for the same period last year and net earnings of $173 million for second quarter 2024. Excluding an after-tax charge of $7 million for special items, the company reported third quarter net earnings of $35 million, or 5 cents per diluted share. This compares with net earnings before special items of $154 million for second quarter 2024. There were no special items in third quarter 2023. Adjusted EBITDA for third quarter 2024 was $236 million, compared with $509 million for the same period last year and $410 million for second quarter 2024.

On July 25, 2024, Weyerhaeuser announced strategic timberland acquisitions in Alabama, totaling 84,300 acres for $244 million. These acres were sourced through multiple transactions, the first of which closed in second quarter 2024 for $48 million, the second transaction closed in third quarter 2024 for $82 million, and the final transaction closed in fourth quarter 2024 for $114 million.

“Our teams delivered solid operating performance in the third quarter against a challenging market backdrop,” said Devin W. Stockfish, president and chief executive officer. “We remain well positioned in the current environment given our deeply engrained OpX culture and relative position on the cost curve. Our balance sheet is strong, and we continue to demonstrate the durability of our portfolio and capital allocation framework across market cycles. Looking forward, we maintain a constructive outlook for the demand fundamentals that support growth for our businesses, and we remain focused on serving our customers and driving long-term value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2024	2024	2023
(millions, except per share data)	Q2	Q3	Q3
Net sales	$1,939	$1,681	$2,022
Net earnings	$173	$28	$239
Net earnings per diluted share	$0.24	$0.04	$0.33
Weighted average shares outstanding, diluted	729	728	732
Net earnings before special items(1)(2)	$154	$35	$239
Net earnings per diluted share before special items(1)	$0.21	$0.05	$0.33
Adjusted EBITDA(1)	$410	$236	$509
Net cash from operations	$432	$234	$523
Adjusted FAD(3)	$316	$137	$424
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Third quarter 2024 after-tax special items include a $7 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill. Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q2	Q3	Change
Net sales	$555	$493	$(62)
Net contribution to pretax earnings	$81	$57	$(24)
Adjusted EBITDA	$147	$122	$(25)

Q3 2024 Performance – In the West, fee harvest volumes were moderately lower than the second quarter as a result of higher elevation harvest operations and temporary harvest restrictions due to wildfire risk. Sales volumes and realizations were lower for domestic and export sales. Per unit log and haul costs and forestry and road costs were both lower. In the South, fee harvest volumes and forestry and road costs were lower, primarily due to wet weather conditions. Sales realizations and per unit log and haul costs were both comparable.

Q4 2024 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items and Adjusted EBITDA will be comparable to the third quarter. In the West, the company expects moderately lower fee harvest volumes, comparable sales volumes and slightly lower sales realizations due to mix. Per unit log and haul costs and forestry and road costs are expected to be slightly lower. In the South, the company expects fee harvest volumes and per unit log and haul costs to be slightly higher, and sales realizations to be comparable. Forestry and road costs are expected to be higher.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q2	Q3	Change
Net sales	$109	$89	$(20)
Net contribution to pretax earnings	$59	$51	$(8)
Adjusted EBITDA	$102	$77	$(25)

Q3 2024 Performance – Earnings and Adjusted EBITDA decreased from the second quarter due to lower real estate sales. The number of acres sold decreased significantly and the average price per acre increased due to the timing and mix of properties sold.

Q4 2024 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items and Adjusted EBITDA will be approximately $10 million lower than the third quarter due to the timing and mix of real estate sales. The company now expects full year 2024 Adjusted EBITDA to be approximately $340 million, a $10 million increase from prior outlook, and basis as a percentage of real estate sales to be 40 to 45 percent for the full year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q2	Q3	Change
Net sales	$1,421	$1,235	$(186)
Net contribution to pretax earnings	$196	$27	$(169)
Pretax (benefit) charge for special items	$(25)	$10	$35
Net contribution to pretax earnings before special items	$171	$37	$(134)
Adjusted EBITDA	$225	$91	$(134)

Q3 2024 Performance – Sales realizations for lumber and oriented strand board decreased 4 percent and 25 percent, respectively, compared with second quarter averages. Sales volumes for lumber were moderately lower and unit manufacturing costs were moderately higher, resulting from reduced production levels. Log costs were slightly lower. For oriented strand board, sales volumes were moderately lower and unit manufacturing costs were moderately higher due to planned downtime for annual maintenance. Fiber costs were slightly lower. For engineered wood products, sales realizations were comparable for solid section and I-joist products and lower for medium density fiberboard and plywood. Sales volumes were lower, unit manufacturing costs were moderately higher, and raw material costs were slightly higher. Distribution results were slightly lower compared to the second quarter.

Third quarter pretax special items include a $10 million noncash impairment charge related to the previously announced indefinite curtailment of the company’s New Bern lumber mill.

Q4 2024 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items and Adjusted EBITDA will be slightly higher than the third quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects higher sales volumes, slightly lower log costs and lower unit manufacturing costs. For oriented strand board, the company anticipates moderately higher sales volumes, slightly higher fiber costs and moderately lower unit manufacturing costs. For engineered wood products, the company expects lower sales volumes, moderately lower sales realizations and lower raw material costs. For distribution, the company anticipates slightly lower results compared to the third quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls approximately 10.5 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around product distribution, climate solutions, real estate, and energy and natural resources, among others. In 2023, the company generated $7.7 billion in net sales and employed approximately 9,300 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 25, 2024 to discuss third quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 25, 2024.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13742029) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13742029). Replays will be available for two weeks at 1-844-512-2921 (access code: 13742029) from within North America, and at 1-412-317-6671 (access code: 13742029) from outside North America.

FORWARD-LOOKING STATEMENTS

This earnings release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: our long-term outlook on the drivers of demand to support the growth of our business; our ability to manage our business through various market conditions; future operating performance and delivery of long-term shareholder value and returns; earnings and Adjusted EBITDA for our Timberlands and Real Estate, Energy & Natural Resources segments; earnings before special items and Adjusted EBITDA for our Wood Products segment; fee harvest volumes, sales volumes, sales realizations, per unit log and haul costs and forestry and road costs for our Timberlands segment; the timing and mix of real estate sales and basis as a percentage of real estate sales for our Real Estate, Energy & Natural Resources segment; sales volumes, log costs and unit manufacturing costs for our lumber business; sales volumes, fiber costs and unit manufacturing costs for our oriented strand board business; sales volumes, sales realizations and raw material costs for our engineered wood products business; and results for our distribution business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “committed,” “expect,” “look forward,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rates, inflation rates, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
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restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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the effects of significant geopolitical conditions or developments such as significant international trade disputes or domestic or foreign terrorist attacks, armed conflict and political unrest;
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the occurrence of regional or global health epidemics and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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energy prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;
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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
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changes in accounting principles; and
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other risks and uncertainties identified in our 2023 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$173
Interest expense, net of capitalized interest					67
Income taxes					33
Net contribution (charge) to earnings	$81	$59	$196	$(63)	$273
Non-operating pension and other post-employment benefit costs	—	—	—	10	10
Interest income and other	(1)	—	—	(12)	(13)
Operating income (loss)	80	59	196	(65)	270
Depreciation, depletion and amortization	67	4	54	1	126
Basis of real estate sold	—	39	—	—	39
Special items included in operating income (loss)(1)	—	—	(25)	—	(25)
Adjusted EBITDA	$147	$102	$225	$(64)	$410
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $25 million product remediation recovery.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$28
Interest expense, net of capitalized interest					69
Income taxes					(15)
Net contribution (charge) to earnings	$57	$51	$27	$(53)	$82
Non-operating pension and other post-employment benefit costs	—	—	—	10	10
Interest income and other	—	—	—	(14)	(14)
Operating income (loss)	57	51	27	(57)	78
Depreciation, depletion and amortization	65	3	54	3	125
Basis of real estate sold	—	23	—	—	23
Special items included in operating income (loss)(1)	—	—	10	—	10
Adjusted EBITDA	$122	$77	$91	$(54)	$236
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $10 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$239
Interest expense, net of capitalized interest					72
Income taxes					54
Net contribution (charge) to earnings	$78	$56	$277	$(46)	$365
Non-operating pension and other post-employment benefit costs	—	—	—	12	12
Interest income and other	—	—	—	(24)	(24)
Operating income (loss)	78	56	277	(58)	353
Depreciation, depletion and amortization	65	4	51	2	122
Basis of real estate sold	—	34	—	—	34
Adjusted EBITDA	$143	$94	$328	$(56)	$509

The table below reconciles Adjusted EBITDA for the year-to-date period ended September 30, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$315
Interest expense, net of capitalized interest					203
Income taxes					38
Net contribution (charge) to earnings	$218	$170	$351	$(183)	$556
Non-operating pension and other post-employment benefit costs	—	—	—	31	31
Interest income and other	(1)	—	—	(42)	(43)
Operating income (loss)	217	170	351	(194)	544
Depreciation, depletion and amortization	196	10	164	6	376
Basis of real estate sold	—	93	—	—	93
Special items included in operating income (loss)(1)	—	—	(15)	—	(15)
Adjusted EBITDA	$413	$273	$500	$(188)	$998
(1)
Operating income (loss) for Wood Products includes pretax special items consisting of a $25 million product remediation recovery and a $10 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (INCOME TAX AFFECTED)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2024	2024	2023
(millions)	Q2	Q3	Q3
Net earnings	$173	$28	$239
Product remediation recovery	(19)	—	—
Restructuring, impairments and other charges	—	7	—
Net earnings before special items	$154	$35	$239

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2024	2024	2023
	Q2	Q3	Q3
Net earnings per diluted share	$0.24	$0.04	$0.33
Product remediation recovery	(0.03)	—	—
Restructuring, impairments and other charges	—	0.01	—
Net earnings per diluted share before special items	$0.21	$0.05	$0.33

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2024	2024	2023	2024
(millions)	Q2	Q3	Q3	Q3 YTD
Net cash from operations	$432	$234	$523	$790
Capital expenditures	(91)	(97)	(99)	(267)
Adjustments to FAD(1)	(25)	—	—	(25)
Adjusted FAD	$316	$137	$424	$498
(1)
Adjustments to FAD include a $25 million product remediation recovery received in second quarter 2024.